Exhibit 10.1

John H. Sottile

7825 South Tropical Trail

Merritt Island, FL 32952

March 18, 2010

The Benefits and Compensation Committee of the Board of Directors of The Goldfield Corporation

Gentlemen,

Although Goldfield has experienced improvements in income and share price during 2009, local and national economic conditions continued to adversely affect our company. Accordingly, I elect to continue my salary reduction for calendar year 2010. Also, I waive the COL increase prescribed in my Employment Contract for 2010 and the bonus earned for the increase in Goldfield share price during 2009. I have advised the compensation committee I wish to forgo any bonus with respect to 2009.

This waiver does not otherwise waive any rights I have in my Employment Agreement and is limited to my 2010 salary and bonus for 2009. The formula prescribed by the Employment Contract and the base figures will remain as determined in the Employment Agreement as though this waiver and the election to decrease my 2010 salary had not been made. Thank you for your continued cooperation.

Sincerely,

/s/ JOHN H. SOTTILE